EXHIBIT 10.h. EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT WITH
              JOHN L. JONES

                                 JOSTENS, INC.

                  EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT


THIS AGREEMENT, made this 15th day of November, 1992, between Jostens, Inc., a Minnesota corporation (hereinafter "Jostens"), and JOHN L. JONES (hereinafter "Employee").

                               WITNESSETH THAT:

     WHEREAS, the Employee is currently employed by and is an officer of Jostens; and

     WHEREAS, Employer desires to encourage the Employee to continue his or her employment with Jostens;

     NOW, THEREFORE, it is agreed as follows:

     1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, the terms defined in this section have the meanings assigned to them and include the plural as well as the singular. Certain terms defining the parties hereto are defined in the first paragraph of this instrument.

         A. "Employer" means Jostens, Inc. plus all of its direct or indirect subsidiaries in which it directly or indirectly owns at least an 80% ownership interest.

         B. "Officer" means a corporate officer position of at least Vice President or above, held with Jostens, excluding any such positions that may have been held with any of Jostens' subsidiaries.

         C. "Supplemental Retirement Benefit" means the benefit to be paid as described in and pursuant to the calculations set out in Section 2 herein.

         D. "Special Retirement Benefit" means the benefit to be paid as described in and pursuant to Section 11 herein.

         E. "Full-time Employee" means the Employee has actively worked for the Employer for at least 1,000 hours each year and/or any period of time the Employee is by special agreement receiving continued salary payments after full-time active employment has been discontinued.

         F. "Time of Service" means the number of years spent by the Employee in the full-time employ of the Employer as defined in Section lE. above plus credit (if applicable) which has been allowed by Employer for time spent with any company prior to its acquisition by Employer or for time spent as a full-time sales representative of Employer. For purposes of determining time of service, no credit will be allowed for time of service incurred prior to Employee's attainment of the age of thirty
              (30).

         G. "Base Salary" means base monthly salary only, exclusive of any other compensation paid such as but not limited to, bonuses, performance awards, vehicle allowances and financial services for the last full year when the Employee was in the full-time and active employment of the Employer.

         H. "Beneficiary" means only those heirs provided for by law or provided for in accordance with the Employee's Last Will and Testament.

         I. "Named Beneficiary" means the beneficiary or beneficiaries specifically named and identified on the Employee's group life insurance policies with the Employer.

         J. "Deferred Vested Retirement Benefit" means that benefit specifically defined in Section 6B. herein.

         K. "Total Disability" means that disability as determined under Jostens' Long-Term Disability Insurance Program.

     2. Supplemental Retirement Benefit. If the Employee remains and continues as a full-time Employee of the Employer until he attains the age of sixty (60) years and has five (5) years in time of service with the Employer, then commencing with the first day of the second calendar month immediately following the termination of the Employee's employment with Employer, Jostens will pay a supplemental retirement benefit, in equal monthly installments, to the Employee during his remaining lifetime. Said payments shall be made to the Employee only if living on each payment date. The supplemental retirement benefits to be paid hereunder shall be equal to one percent (1%) of the annualized base salary rate that the Employee was receiving during the Employee's last full active year of employment with Employer, multiplied by the time of service with the Employer, not to exceed thirty (30) years. The results of this calculation shall be divided by 12 to arrive at the monthly benefit payment.

     3. Survivor Benefit. If the Employee has retired but is deceased on any payment date, payments equal to fifty percent (50%) of said supplemental retirement benefit shall be paid to the Employee's spouse, if any. Payments to the Employee's spouse shall cease the month following the month when the Employee, if living, would have attained age 80.

         For purposes of the survivor benefit to be paid under this Section 3, the only person eligible for this benefit shall be the then living current spouse of the Employee. No survivor benefit payments to be paid under this
Section 3 shall be paid to any other heirs or beneficiaries of the Employee or those of his spouse upon their respective deaths.

     4. Pre-retirement Death Benefit. If the Employee is terminated as a result of total disability or remains and continues in the full-time employ of the Employer, but dies at any time before he qualifies to receive, earns or is paid any supplemental retirement benefits under this plan, then regardless of his age at death, a pre-retirement death benefit shall be paid to the Employee's named beneficiary. Said pre-retirement death benefit shall be paid in a single lump sum amount and shall be equal to twice the annualized base salary of the Employee.

         If the Employee's employment shall have terminated, and if he shall have earned a deferred vested retirement benefit, and if the Employee's death occurs before the payment of any of the deferred vested retirement benefits begin, then regardless of his age at death, a special pre-retirement death benefit payment will be paid to the Employee's beneficiary, in a single lump sum amount equal to twice the annualized base salary of the Employee at the time of termination of his employment.

     5. Disability. If the Employee's employment terminates by reason of total disability, he shall continue to accrue time of service under the deferred vested retirement benefit plan until he attains the age of 55. In the event the Employee has not achieved 5 years in time of service prior to age 55, he shall continue to accrue time of service up to a total of 5 years.

         Notwithstanding the benefit calculations set out for the deferred vested retirement benefit herein, the amount of the monthly benefit payable to the disabled Employee at age 55 (or later if required to achieve 5 years in time of service) pursuant to this Section 5 shall be based on the Employee's annualized base salary rate at the time of commencement of disability multiplied by the time of service years granted pursuant to the above accrual provisions.

     6.  Termination of Employment.

         A. If the Employee's employment is terminated for any reason, other than by death or as a result of total disability before the completion of 5 years of service with the Employer, which period shall include any time the Employee receives any salary continuation payments from the Employer, then no benefits whatsoever shall be due Employee under the terms of this Agreement.

         B. If the Employee following termination of employment is entitled to a deferred vested retirement benefit, Jostens may, at its sole option, calculate the present value of such benefit using appropriate actuarial tables and applying an appropriate discount based on the prime rate in use by the First National Bank of Minneapolis, Minneapolis, Minnesota, or any successor organization, at the time of the Employee's termination. In such event, Jostens shall pay said present value in one lump sum to the terminated Employee in lieu of all other benefits otherwise due or payable under this Agreement.

     7. Continuation of Employment. If the Employee, with the consent of the Employer, shall continue in the employ of the Employer after attaining the age of sixty (60) years, any supplemental retirement benefits otherwise payable hereunder shall be deferred to the time of actual retirement. In such event, there shall be no credit for time of service and no increases in any benefits hereunder on account of services performed after the age of 60 years.

     8. Suicide. If within one year from the execution date of this Agreement, the Employee dies as a result of suicide, then no benefits or payments whatsoever shall be due or owing to the Employee's beneficiaries under the terms of this Agreement.

     9. Life Insurance Contract. Jostens has the right to elect to purchase a life insurance contract or contracts on the life of the Employee, for the purpose of providing Jostens with cash funds to meet and discharge the payments to be made by it under this Agreement. In such event, Jostens shall at all times be the sole and absolute owner of any such life insurance contract or contracts and the sole beneficiary thereof, and shall have the full and unrestricted right to use or exercise all values, privileges and options available thereunder as it may desire, without the knowledge or consent of any other person or persons. It is expressly understood and agreed that notwithstanding any of the terms, provisions or conditions of this Agreement, neither the Employee nor his beneficiary, his estate, or any other person, persons, or their executors or administrators shall have any right, title or interest whatsoever in or to any such life insurance contract or contracts.

     10. Discharge for Cause. Notwithstanding any other provisions of this Agreement to the contrary, in the event the Employee's employment is terminated for cause, he shall forfeit all amounts otherwise due or payable to him or her hereunder. For purposes of this Agreement, "terminated for cause" shall mean a termination from the employment of the Employer, because of a dishonest act as determined by the Employer which has or may result in significant injury to the Employer, its business reputation or financial structure.

     11. Special Retirement Benefit. If the Employee satisfies the service requirements contained in Section 2, he shall also be entitled to a Special Retirement Benefit as described below in this paragraph.

          In addition to any other benefit payable under this plan, Employee shall, upon termination of his employment with the Company after completing five or more years of continuous service but prior to his attaining age 65, be entitled to a monthly Special Retirement Benefit under this plan that is equal to the monthly Early Retirement Benefit he has then accrued under the provisions of Jostens Pension Plan "D". Such benefit shall commence as of the first day of the second month following the date on which his employment terminates and shall cease as of the last monthly benefit payment preceding the earlier of (i) the date of his death and/or (ii) the month in which he is first entitled to commence benefits under such Plan "D". The amount of such benefit shall, however, be reduced in the manner provided in Plan "D" for the actuarial reduction of benefits commencing prior to the Employee's Normal Retirement Age.

          However, if the benefits the Employee receives at his Normal Retirement Age under Pension Plan "D" are greater than those received under the monthly Special Retirement Benefit provided under this Section 11, the difference shall be offset each month first against any Executive Supplemental Pension Plan benefits he may have a right to receive, and if none or they are exhausted or are not available for such offset, then offset monthly against any Executive Supplemental Retirement Benefits he is eligible to receive under
Section 2 of this Agreement.

          Subject to the above conditions, all payments to Employee under this Special Retirement Benefit section shall be governed by the provisions of Pension Plan "D".

     12. Noncompete. In consideration for the benefits to be paid to the Employee hereunder, the Employee agrees that from the date of his termination of employment with the Employer and during the entire term he is receiving any payments under this Agreement he will refrain from performing services of any kind, as an employee or otherwise, whether directly or indirectly, to or for the benefit of any person, firm or corporation whose business the Board of Directors of Employer shall in good faith determine to be competitive with any of the businesses that the Employer was involved in at the time of the Employee's retirement. Notice of such determination shall be mailed to the Employee at his last known mailing address; in the event that the Employee fails to discontinue such activities, all amounts then remaining unpaid under this Agreement shall be automatically forfeited, and the Employee agrees that the Employer shall have no past or future liability to him or to any other person hereunder.

     13. Change of Control. In the event that Jostens, Inc. is acquired by, or substantially all of its assets are sold to, another company or legal entity, the Employee shall for purposes of calculating any benefits of any kind provided for under this Agreement, be immediately credited with a minimum of at least five (5) years in time of service and shall become 100% vested in the supplemental retirement benefit.

     14. Employment at Will. The Employee hereby acknowledges that he is an Employee at will and that nothing contained herein constitutes any obligation or commitment by the Employer to continue the Employee in the Employer's employment.

     15. Release. As a condition to qualifying for any of the benefit payments provided for hereunder, the Employee at the termination of his employment and prior to receiving any payments under this Agreement, agrees to execute a general release agreement releasing the Employer from any and all claims or actions of any kind he may have against it arising out of the Employee's employment with the Employer.

     16.  Additional Considerations.

          A. Neither the Employee, his beneficiary, nor any other person claiming through or under him shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be nonassignable. In the event of any attempted assignment or other disposition, all benefits hereunder are forfeited and Jostens shall have no further liability to Employee hereunder. This paragraph shall not, however, restrict a beneficiary's exercise of a power of appointment conferred upon such beneficiary by the Employee's beneficiary designation.

          B. This Agreement shall be binding upon and inure to the benefit of any successor of Jostens, including, but not limited to, any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise acquires all or substantially all of the assets or business of Jostens, and upon the Employee, his designated beneficiary, and personal representative.

          C. Jostens shall make all determinations as to the rights to benefits under this Agreement. Any decision by Jostens denying a claim by the Employee or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of Jostens' ability in a manner that may be understood without legal or actuarial counsel. In addition, Jostens shall afford a reasonable opportunity to the Employee or such beneficiary for a full and fair review of the decision denying such claim.

          D. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

          E. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Minnesota.

      IN WITNESS WHEREOF, the parties have executed this Agreement at Minneapolis, Minnesota, in duplicate, on the date first above written.


                                    JOSTENS, INC.



                                    /s/ H. William Lurton
                                    ------------------------------
                                    H. William Lurton
                                    Chief Executive Officer



                                    /s/ John L. Jones
                                    ------------------------------
                                    John L. Jones
                                    Senior Vice President-Human
                                    Resources

                                     FORM
               EXECUTIVE SUPPLEMENTAL RETIREMENT BENEFIT SUMMARY



I.     BENEFIT

       .    One percent (1%) of base salary rate (excluding bonus) for each year of service
       .    Maximum of 5%
       .    Salary increases after age 60 are not considered
       .    Benefit is payable for life
       .    Time of service includes credit for period continued salary payments are made after full-time active service has been discontinued

II.    ELIGIBILITY


       .    Minimum of 5 years service


III.   DEATH BENEFIT

       (a)  Pre-Retirement death -
            Lump sum two times salary (equivalent to one times salary life insurance benefit)
            Payable to the beneficiary listed on the Group Term Life Insurance Beneficiary Form on file in the Human Resources Department.

       (b)  Post-Retirement Survivor Benefit
            Fifty percent (50%) of annual benefit payable to surviving spouse until date when employee would have attained age 80.

IV.    VESTING

       (a)  Death Benefit
            When eligible for coverage

       (b)  Retirement and survivor benefit
            Five years of service